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                                                                  EXHIBIT 9(h)


              MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED
                             WORLD FINANCIAL CENTER
                                250 VESEY STREET
                            NEW YORK, NEW YORK 10281

                               December 18, 1996

AIM Variable Insurance Funds, Inc.
A I M Distributors, Inc.
11 Greenway Plaza, Suite 1919
Houston, Texas 77046

Gentlemen:

         This letter sets forth certain understandings between AIM Variable Insurance Funds, Inc. and A I M Distributors, Inc. ("AVIF" and "AIM Distributors," respectively; together, "AIM"), on the one hand, and Merrill Lynch Pierce, Fenner & Smith, Incorporated ("Merrill Lynch"), on the other hand, with respect to the sale through registered representatives of Merrill Lynch of certain variable annuity contracts (the "Policies") issued through separate accounts of Merrill Lynch Life Insurance Company ("MLLIC") or ML Life Insurance Company of New York ("MLLICNY"), as applicable (the "Accounts"). Pursuant to and in accordance with certain participation agreements by and among AVIF, AIM Distributors, and MLLIC or MLLICNY, as applicable (the "Participation Agreements"), the Accounts purchase shares of certain portfolios of AVIF (the "Portfolios"); such investment is in connection with the availability of investment options under the Policies that correspond to the Portfolios.

         In connection with the Participation Agreements, Merrill Lynch represents and warrants the following:

         I. Merrill Lynch is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has full power, authority, and legal right to perform its duties as distributor of the Policies, to execute and deliver this letter agreement ("Agreement"), and to perform its duties hereunder.

         2. Merrill Lynch is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member "in good standing of the National Association of Securities Dealers, Inc. (the "NASD").

         3. The Policies will be sold in compliance with all applicable federal and state laws, including, without limitation, the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Investment Company Act of 1940, as amended (the "1940 Act"), and applicable state insurance laws.
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         4.      Merrill Lynch will bear the expenses of distributing the
         Policies. These expenses include by way of illustration, but are not limited to, the costs of printing and distributing to Policy offerees the AVIF Prospectus and periodic reports of AVIF. These costs would also include the costs of preparing, printing, and distributing sales literature and advertising relating to the Policies and the Funds (other than sales literature and advertising prepared by A I M Distributors or an affiliate thereof), as well as filing such prepared materials with, and obtaining approval from, the SEC, the NASD, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required.

         5. Merrill Lynch will immediately notify AIM if Merrill Lynch receives notice of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the registration statement of an Account under the 1933 Act relating to the Policies or the Prospectus for such Policies; (ii) any request by the Securities and Exchange Commission ("SEC") for any amendment to such registration statement or Prospectus; (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Policies; (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued sold in accordance with applicable state and federal law.

         6. Merrill Lynch will not give any information or make any representations or statements on behalf of or concerning AIM Distributors, AVIF or their respective affiliates in connection with the sale of the Policies other than (i) the information or representations contained in the registration statement, including the AVIF Prospectus contained therein, relating to shares of the Portfolios, as such registration statement and AVIF Prospectus may be amended or supplemented from time to time; or (ii) in reports or proxy materials for AVIF; or (iii) in sales literature or other promotional material approved by AIM, except with the express written permission of AIM.

         7. Merrill Lynch agrees to cooperate in arranging to mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials relating to AVIF and the Policies.

         8. Merrill Lynch will adopt and implement procedures reasonably designed to ensure that information concerning AVIF and its affiliates that is intended for use only by registered representatives of Merrill Lynch selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) ("broker only materials") is so used. Merrill Lynch acknowledges that neither AIM Distributors, AVIF,
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         nor their respective affiliates will be liable for any losses, damages, or expense relating to the improper use of such broker only materials by registered representatives of Merrill Lynch.

         INDEMNIFICATION. Except to the extent set forth below, Merrill Lynch agrees to indemnify and hold harmless AVIF, AIM Distributors, and each of their respective affiliates, directors and officers and each person, if any, who controls AIM Distributors or its affiliates within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, "AIM Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Merrill Lynch) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the AIM Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale or acquisition of AVIF shares and arise as a result of any failure by Merrill Lynch to perform the obligations, provide the services, and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by Merrill Lynch in this Agreement or arise out of any other material breach of this Agreement by Merrill Lynch.

         Notwithstanding the foregoing, Merrill Lynch shall not be liable under this Agreement with respect to any losses, claims, damages, liabilities or actions to which the AIM Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that AIM Indemnified Party of its duties or by reason of that AIM Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement or under the Participation Agreements, or (ii) to AVIF or its shareholders.

         Merrill Lynch shall not be liable under this Agreement with respect to any action against an AIM Indemnified Party unless AIM shall have notified Merrill Lynch in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such AIM Indemnified Party (or after such AIM Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Merrill Lynch of any such action shall not relieve Merrill Lynch from any liability which it may have to the AIM Indemnified Party against whom such action is brought otherwise than on account of this Agreement. Except as otherwise provided herein, in case any such action is brought against an AIM Indemnified Party, Merrill Lynch shall be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the AIM Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Merrill Lynch to such AIM Indemnified Party of the election of Merrill Lynch to assume the defense thereof, the AIM Indemnified Party shall cooperate fully with Merrill Lynch and shall bear the fees and expenses of any additional counsel retained by it, and Merrill Lynch will not be liable to such AIM Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such AIM Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

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         TERM. This Agreement shall be in effect for so long as AVIF serves as or is offered as an investment medium for Policies.

         NOTICES. Notices provided pursuant to this Agreement (a) if to AIM, will be directed to Nancy L. Martin, Esq., at the address above (telecopy number 713/993-9185); and (b) if to Merrill Lynch, will be directed to Barry G. Skolnick, Esq., at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 (telecopy number 609/282-1247). Notice shall be given immediately, by telecopy; notice shall be confirmed in writing through hand delivery or transmittal by registered or certified U.S. Mail with return receipt requested. Notice will be effective upon receipt of written confirmation of such notice.

         MISCELLANEOUS. This Agreement may be executed simultaneously in counterparts, each of which taken together will constitute one and the same instrument. If any provision of this Agreement is held or made invalid by controlling legal authority, the remainder of this Agreement will not be affected thereby.

         If this Agreement is consistent with your understanding of the matters we have discussed relating to the offer and sale of the Policies, kindly sign below and return a signed copy to us.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH,
                                          INCORPORATED

                                            /s/  BARRY G. SKOLNICK
                                          --------------------------------------
                                                 Barry G. Skolnick
                                          Title: First Vice President

ACKNOWLEDGED AND AGREED:

AIM VARIABLE INSURANCE FUNDS, INC.

By:/s/ ROBERT H. GRAHAM
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Name:  Robert H. Graham
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Title: President
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AIM DISTRIBUTORS, INC.

By: /s/ W. GARY LITTLEPAGE
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Name:   W. Gary Littlepage
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Title:  Senior Vice President
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